Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Reports Fourth Quarter and Full Year 2018 Results

•	Record-setting full year sales of $508 million, up 48%; includes organic growth of 11%
•	2018 EPS of $1.49 per share; Non-GAAP EPS of $1.74, up 9%
•	2018 adjusted operating margin of 21.4%, adjusted EBITDA margin of 24.5%
•	Net debt lowered by $20 million during fourth quarter
•	Ended 2018 with net debt-to-EBITDA of 2.4x
•	Introducing 2019 revenue guidance of $590 million to $600 million, GAAP EPS of $2.10 to $2.20, non-GAAP cash EPS of $2.55 to $2.65, adjusted EBITDA margin of 24.5% to 25.5%

Sarasota, FL, February 25, 2019 — Helios Technologies (formerly known as Sun Hydraulics) (Nasdaq: SNHY) (“Helios” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets, today reported financial results for the fourth quarter and full year ended December 29, 2018.  The results include Faster Group since its acquisition on April 5, 2018 and Custom Fluidpower (CFP) since its acquisition on August 1, 2018.

Wolfgang Dangel, Helios Technologies’ President and Chief Executive Officer, commented, “As I reflect on the past two years, I note that they represented periods of tremendous growth and diversification for Helios, as we have been successfully executing our Vision 2025 strategic plan.  We finished 2018 with $508 million of revenue compared with $197 million in 2016, more than a 2.5 times increase.  Similarly, we generated $124.3 million of adjusted EBITDA in 2018, or 24.5% of sales, compared with $48 million in 2016, or 24.4% of sales.

“Specifically, in the past year, revenue grew 48% and adjusted EBITDA grew 43%.  Our strong fourth quarter performance, with adjusted EBITDA margin expanding 290 basis points over the prior year, contributed to the solid full year results.  Additionally, we reduced our net debt by nearly $20 million in the fourth quarter, finishing the year at 2.4x net debt-to-EBITDA and marking significant progress toward our leverage goal.  Highlights of 2018 include:

•

During the first quarter, we completed a successful follow-on equity offering where we issued 4.4 million shares and raised approximately $240 million of capital, which was used to partially fund the subsequent Faster acquisition.

•

During the second quarter, we amended our bank credit facility and closed on the acquisition of Faster. This addition strategically contributes to the diversification of our end markets, hydraulic product offerings, geographies, manufacturing footprint, and customer base.

•

Also during the second quarter, we began our Sarasota Cartridge Valve Technology (CVT) manufacturing consolidation project, to increase our capacity and further improve our production efficiency in accordance with our lean enterprise initiative.  The project is progressing as planned and we expect to complete it within the next month or so.

•

During the third quarter, we adopted Helios Technologies as our new business name, reflecting that we now have several operating companies under our umbrella, in alignment with our Vision 2025 strategy.

Helios Technologies | 1500 West University Parkway | Sarasota, FL 34243 | 941-362-1200

Helios Technologies Reports Fourth Quarter and Full Year 2018 Results

February 25, 2019

•

Also during the third quarter, we completed the acquisition of CFP, a relatively small, bolt-on hydraulic integrator that geographically provides us with a pivotal stepping stone from which we are further building our presence in the growing Southeast Asia region.

•	Additionally during the third quarter, we began production at our new state-of-the-art facility in South Korea, in accordance with our ‘in the region, for the region’ philosophy.
•	Throughout the year, we continued to make steady progress with synergy realization among Enovation Controls, Faster and CFP, together with our legacy Sun Hydraulics business.
•	We also realized productivity improvement in all of our businesses, which is ongoing.
•	Finally, we continued to realize the results of our organic growth initiatives, with particular focus on new products and new markets penetration.”

Looking forward to 2019, Mr. Dangel added, “We are pleased with the results from our investments to gain market share and achieve our acquisition revenue synergies.  We believe we can continue to grow at a rate that exceeds growth expected in the currently changing macroeconomic climate.  Also, we are aggressively investing in innovative manufacturing technologies and market-leading new products, which will keep our capital expenditures and research and development spending at strong levels.  We believe that these investments are critical to the execution of our Vision 2025 strategy, which is driving shareholder value.”

Fourth Quarter 2018 Consolidated Results

($ in millions, except per share data)	Q4 2018	Q4 2017	Change	% Change
Net sales	$138.7	$84.2	$54.5	65%
Gross profit	$52.9	$28.9	$24.0	83%
Gross margin	38.2%	34.3%
Operating income	$22.1	$7.6	$14.5	190%
Operating margin	15.9%	9.0%
Non-GAAP adjusted operating margin	19.7%	17.9%
Net income	$16.4	$2.8	$13.6	493%
Diluted EPS*	$0.51	$0.10	$0.41	403%
Non-GAAP adjusted net income	$13.0	$7.3	$5.7	78%
Non-GAAP adjusted EPS*	$0.41	$0.27	$0.14	52%
Adjusted EBITDA	$32.4	$17.2	$15.2	88%
Adjusted EBITDA margin	23.4%	20.5%

See the attached tables for additional important disclosures regarding Helios’s use of non-GAAP adjusted operating income, non-GAAP adjusted operating margin, non-GAAP adjusted net income, non-GAAP adjusted EPS, adjusted EBITDA (earnings before net interest expense, income taxes, depreciation and amortization, and certain non-recurring charges) and adjusted EBITDA margin (adjusted EBITDA as a percentage of sales) as well as reconciliations of GAAP operating income to non-GAAP adjusted operating income and GAAP net income to non-GAAP adjusted net income and adjusted EBITDA.

* The comparison is impacted by a 4.9 million increase in weighted average shares outstanding in the 2018 fourth quarter compared with the prior-year fourth quarter.

Sales

•	Acquisition growth – Faster contributed $36.0 million; CFP contributed $11.9 million
•	Organic growth – 8%
•	Foreign currency translation on organic sales – $0.4 million unfavorable
•	Foreign currency translation on acquired businesses’ sales – $2.6 million unfavorable (compared with exchange rates in effect at the respective acquisition dates)

Helios Technologies Reports Fourth Quarter and Full Year 2018 Results

February 25, 2019

Profits and margins

•	Gross profit and margin drivers – Organic sales growth, acquisitions, price increases and improved efficiency
•

Selling, engineering and administrative (SEA) expenses – Increased primarily due to Faster and CFP acquisitions, partially offset by cost reductions in the organic businesses; lower as a percent of sales

•	Acquisition-related amortization of intangible assets – $6.0 million ($2.0 million in prior year)
•	Other operating profit and margin factors – Last year included $1 million for acquisition and financing-related expenses and $1.5 million of restructuring charges

Non-operating items

•	Net interest expense – Higher primarily for debt to fund the Faster and CFP acquisitions
•	Effective tax rate – 3.6%, low due to the U.S. Tax Cuts and Jobs Act as well as some discrete items (49.9% in the fourth quarter of 2017)

EPS and adjusted EBITDA

•	Driven by growth and productivity improvements noted above

Helios believes that, when used in conjunction with measures prepared in accordance with GAAP, adjusted EBITDA and adjusted EBITDA margin, which are non-GAAP measures, help in the understanding of its operating performance.

Full Year 2018 Consolidated Results

($ in millions, except per share data)	2018	2017	Change	% Change
Net sales	$508.0	$342.8	$165.2	48%
Gross profit	$192.7	$136.5	$56.2	41%
Gross margin	37.9%	39.8%
Operating income	$75.6	$61.5	$14.1	23%
Operating margin	14.9%	17.9%
Non-GAAP adjusted operating margin	21.4%	22.5%
Net income	$46.7	$31.6	$15.1	48%
Diluted EPS*	$1.49	$1.17	$0.32	28%
Non-GAAP Adjusted net income	$54.3	$43.2	$11.1	26%
Non-GAAP adjusted EPS*	$1.74	$1.60	$0.14	9%
Adjusted EBITDA	$124.3	$87.2	$37.1	43%
Adjusted EBITDA margin	24.5%	25.4%

See the attached tables for additional important disclosures regarding Helios’s use of non-GAAP adjusted operating income, non-GAAP adjusted operating margin, non-GAAP adjusted net income, non-GAAP adjusted EPS, adjusted EBITDA and adjusted EBITDA margin as well as reconciliations of GAAP operating income to non-GAAP adjusted operating income and GAAP net income to non-GAAP adjusted net income and adjusted EBITDA.

*  The comparison is impacted by a 4.3 million increase in weighted average shares outstanding in 2018.

Sales

•	Acquisition growth – Faster contributed $106.5 million; CFP contributed $20.3 million
•	Organic growth – 11%
•	Foreign currency translation on organic sales – $3.1 million favorable

Helios Technologies Reports Fourth Quarter and Full Year 2018 Results

February 25, 2019

•	Foreign currency translation on acquired businesses’ sales – $5.2 million unfavorable (compared with exchange rates in effect at the respective acquisition dates)

Profits and margins

•	Gross profit and margin drivers – Organic sales growth, acquisitions, and price increases, partially offset by $4.4 million for amortization of inventory valuation step-up ($1.8 million in 2017)
•	SEA expenses – Increased primarily due to Faster and CFP acquisitions, partially offset by cost reductions in the organic businesses; lower as a percent of sales
•	Acquisition-related amortization of intangible assets – $23.0 million ($8.4 million in prior year)
•	Other operating profit and margin factors – $5.7 million for acquisition and financing-related expenses ($1.0 million in 2017). Last year also included $1.5 million of restructuring charges.

Non-operating items

•	Net interest expense – Higher primarily for debt to fund the Faster and CFP acquisitions
•	Foreign currency transaction loss and change in fair value of contingent consideration – $3.6 million and $1.5 million, respectively, varied significantly compared with 2017, as previously disclosed
•	Effective tax rate – variation impacted by the factors described above for the fourth quarter

EPS and adjusted EBITDA

•	Driven by revenue growth, partially offset by freight, seasonality and the impact of CFP’s integrator business model

Helios believes that, when used in conjunction with measures prepared in accordance with GAAP, adjusted EBITDA and adjusted EBITDA margin, which are non-GAAP measures, help in the understanding of its operating performance.

Hydraulics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

Segment sales of $111.5 million nearly doubled over the prior-year fourth quarter.  The $52.4 million increase included $36.0 million from the Faster business, $11.9 million from CFP and 8% of organic growth.  Growth was driven by demand in most geographies and end markets, price increases, and was also positively impacted by global sales and marketing initiatives.  Orders continued to outpace revenue.  Foreign currency translation for the Sun Hydraulics business had a $0.3 million unfavorable impact compared with the 2017 fourth quarter.

Fourth quarter 2018 gross margin of 35.6% was relatively in line with the prior year’s 35.9%.  The Faster business reported lower-than-average gross margin primarily due to unabsorbed costs during its holiday shutdown in December.  Additionally, due to the nature of a value-add distributor business, CFP carries a lower gross margin than the rest of the segment.  The 2017 fourth quarter gross margin was unfavorably impacted by one-time operational items and other cost pressures related to strong customer demand.

Higher SEA expenses in the 2018 quarter included $7.1 million for the Faster and CFP businesses.

As a result of the above, fourth quarter operating income nearly doubled to $22.3 million, representing 20.0% of sales, up from 19.2% last year.

Helios Technologies Reports Fourth Quarter and Full Year 2018 Results

February 25, 2019

For 2018, segment sales grew $151.2 million, or 66%, to $381.8 million.  The growth included $106.5 million contributed by Faster and $20.3 million by CFP, and 11% growth was realized organically.  Operating income for the year was $83.9 million, or 22.0% of sales.

Electronics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

Segment sales were $27.2 million for the 2018 fourth quarter, an 8% increase compared with the fourth quarter of last year.  The growth was driven by project timing and increased content with current customers.  Foreign currency translation minimally impacted segment sales in the quarter.

Fourth quarter 2018 gross margin improved substantially to 45.7%, up from 30.5% last year.  Favorable productivity, project mix and improved cost position drove the growth.

SEA costs decreased by $1.0 million in the quarter compared with last year, primarily due to restructuring costs included last year.

Fourth quarter operating income significantly improved to $5.1 million, or 18.7%, compared with a $0.7 million loss in last year’s fourth quarter.

In 2018, segment sales grew 13% to $126.2 million.  Operating income for 2018 was $25.0 million, or 19.8% of sales, up from 16.0% in 2017.  The increase was driven by revenue growth as well as efficiencies realized from productivity improvements and project mix.

Balance Sheet and Cash Flow Review

Total debt was $352.7 million at December 29, 2018, down from $364.8 million at the end of the sequential third quarter.  Cash and cash equivalents at December 29, 2018 were $23.5 million, up from $15.9 million at September 29, 2018.  Accordingly, net debt was down $19.7 million in the fourth quarter of 2018.  The reduction reflected the strong operating cash flows in the fourth quarter.

Cash provided by operations was $77.5 million and $49.4 million in 2018 and 2017, respectively.  The increase was primarily due to higher cash from earnings, partially offset by increases in working capital.

Capital expenditures were $28.4 million and $22.2 million for 2018 and 2017, respectively.  The increase was primarily for machinery and equipment, costs for the completion of the Company’s new production facility in South Korea which opened in August of 2018, the addition of the Faster business, and costs associated with the Company’s CVT facility consolidation project in Sarasota.  Capital expenditures in 2019 are estimated to be
$30 million to $35 million, in support of the Company’s ongoing investments to drive its innovative leadership.

Helios Technologies Reports Fourth Quarter and Full Year 2018 Results

February 25, 2019

2019 Outlook and Guidance

The following summarizes the Company’s expectations for 2019, compared with actual 2018 results:

	2018 Actual	2019 Guidance	Change
Consolidated revenue	$508 million	$590 - $600 million	16% - 18%
Hydraulics segment revenue	$382 million	$464 - $469 million	21% - 23%
Electronics segment revenue	$126 million	$126 - $131 million	0% - 4%
GAAP EPS	$1.49	$2.10 - $2.20	41% - 48%
Non-GAAP cash EPS	$2.30	$2.55 - $2.65	11% - 15%
Adjusted EBITDA margin	24.5%	24.5% - 25.5%	0 - 100 bps

Mr. Dangel stated, “Given our acquisitions and organic growth initiatives, we are benefiting from much more diversified end markets and a broader customer revenue base than we had a few years ago.  While it is not practical to expect the organic growth rates that we realized during the past two years to continue, and we are cautious about macroeconomic expectations, we are encouraged with our incoming order rates and realization of acquisition synergies that are driving our expectations for growth in 2019.  For 2019, we are currently expecting organic revenue growth of 2% to 4%.  In addition to organic growth, our first quarter of 2019 will include the acquisition growth resulting from the timing of last year’s Faster and CFP acquisitions.”

He concluded, “Additionally, we continue to focus on profitability improvements and cash flows from all of our businesses, including further realization of the benefits from investments that we’ve made over the past few years.  At the midpoint of our 2019 guidance, we are targeting a 50 basis point improvement in our adjusted EBITDA margin.  We believe that the results of these actions are moving us toward our Vision 2025 goals, including $1 billion in revenue with superior profitability and financial strength.”

Webcast

The Company will host a conference call and webcast tomorrow morning at 9:00 a.m. Eastern Time to review its financial and operating results, and discuss its corporate strategies and outlook.  A question-and-answer session will follow.

The conference call can be accessed by calling (201) 689-8573.  The audio webcast can be monitored at www.heliostechnologies.com.  Participants will have the ability to ask questions on either the teleconference call or the webcast.

A telephonic replay will be available from 12:00 p.m. ET on the day of the call through Tuesday,
March 5, 2019.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13686203.  The webcast replay will be available in the investor relations section of the Company’s website at www.heliostechnologies.com, where a transcript will also be posted once available.

About Helios Technologies
Helios Technologies is the business name for Sun Hydraulics Corporation, a publicly-listed company on the Nasdaq Global Stock Market (SNHY).  Helios Technologies is a global industrial technology leader that develops and manufactures hydraulic and electronic control solutions for diverse markets.  The Company does business through its operating subsidiaries around the world, including Sun Hydraulics, LLC, Enovation Controls, LLC and Faster S.r.l.  The Hydraulics segment serves diverse markets including material handling, construction equipment, agriculture, specialized vehicles, energy and others through its Sun Hydraulics and Faster Group companies,

Helios Technologies Reports Fourth Quarter and Full Year 2018 Results

February 25, 2019

providing high-performance screw-in hydraulic cartridge valves and manifolds as well as quick-release hydraulic coupling solutions.  The Electronics segment provides electronic control solutions through Enovation Controls for recreational and off-highway vehicles, as well as industrial stationary and mobile power equipment.  Helios Technologies and information about its associated companies is available online at www.heliostechnologies.com.

FORWARD-LOOKING INFORMATION

This news release contains “forward‐looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward‐looking statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such statements. They include statements regarding the intent, belief or current expectations, estimates, vision or projections of Sun Hydraulics Corporation (“Helios” or the “Company”), its directors or its officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products and make acquisitions; (ii) the Company’s financing plans; (iii) the Company’s expectations regarding our sales, expenses, gross margins and other results of operations; (iv) trends affecting the Company’s financial condition or results of operations; (v) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (vi) the declaration and payment of dividends; (vii) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization; and (viii) potential challenges relating to changes in and compliance with governmental laws and regulations affecting our U.S. and international business. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.  Important factors that could cause the actual results to differ materially from those in the forward‐looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulics industry in particular, which directly affect customer orders, lead times and sales volume; (ii) fluctuations in global business conditions, including the impact of economic recessions in the U.S. and other parts of the world, (iii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iv) changes in the competitive marketplace that could affect the Company’s revenue and/or costs, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (v) risks related to the integration of the businesses of the Company, Enovation Controls and Faster Group; (vi) changes in technology or customer requirements, such as standardization of the cavity into which screw‐in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (vii) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (viii) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, compliance with anti-corruption laws and trade laws, including export and import compliance, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading Item 1. “Business” and Item 1A. “Risk Factors” in the Company’s Form 10-K for the year ended December 29, 2018. The Company disclaims any intention or obligation to update or revise forward‐looking statements, whether as a result of new information, future events or otherwise.

This news release will discuss some non-GAAP financial measures, which the Company believes are useful in evaluating our performance.  You should not consider the inclusion of this additional information in isolation or as a substitute for results prepared in accordance with GAAP.

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com

Financial Tables Follow.

Helios Technologies Reports Fourth Quarter and Full Year 2018 Results

February 25, 2019

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended			For the Year Ended
	December 29,	December 30		December 29,	December 30
	2018	2017	% Change	2018	2017	% Change
	(Unaudited)	(Unaudited)
Net sales	$138,723	$84,150	65%	$508,045	$342,839	48%
Cost of sales	85,795	55,296	55%	315,362	206,314	53%
Gross profit	52,928	28,854	83%	192,683	136,525	41%
Gross margin	38.2%	34.3%		37.9%	39.8%

Selling, engineering and administrative expenses	24,789	18,182	36%	93,867	65,580	43%
Restructuring charges	-	1,031		-	1,031
Amortization of intangible assets	6,088	2,037	199%	23,262	8,423	176%
Operating income	22,051	7,604	190%	75,554	61,491	23%
Operating margin	15.9%	9.0%		14.9%	17.9%

Interest expense, net	4,620	1,071	331%	13,876	3,781	267%
Foreign currency transaction (gain) loss, net	(212)	12	NM	3,558	(52)	NM
Miscellaneous expense, net	58	377	(85)%	243	742	(67%)
Change in fair value of contingent consideration	554	621	(11)%	1,482	9,476	(84%)
Income before income taxes	17,031	5,523	208%	56,395	47,544	19%
Income tax provision	607	2,755	(78)%	9,665	15,986	(40%)
Net income	$16,424	$2,768	493%	$46,730	$31,558	48%

Basic and diluted net income per common share	$0.51	$0.10	403%	$1.49	$1.17	28%

Basic and diluted weighted average shares outstanding	31,965	27,074		31,309	27,031

Dividends declared per share	$0.09	$0.09		$0.36	$0.38

NM = Not meaningful

Helios Technologies Reports Fourth Quarter and Full Year 2018 Results

February 25, 2019

HELIOS TECHNOLOGIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 29,	December 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$23,477	$63,882
Restricted cash	38	40
Accounts receivable, net of allowance for doubtful accounts
of $1,336 and $358	72,806	37,503
Inventories, net	85,989	41,545
Income taxes receivable	4,549	-
Other current assets	9,997	3,806
Total current assets	196,856	146,776
Property, plant and equipment, net	126,868	91,931
Deferred income taxes	9,463	4,654
Goodwill	383,131	108,869
Other intangibles, net	320,548	104,131
Other assets	5,299	3,405
Total assets	$1,042,165	$459,766
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$40,879	$15,469
Accrued compensation and benefits	13,260	3,932
Other accrued expenses and current liabilities	9,941	5,045
Current portion of contingent consideration	18,120	17,102
Current portion of long-term non-revolving debt, net	5,215	-
Dividends payable	2,878	2,437
Income taxes payable	2,697	1,878
Total current liabilities	92,990	45,863
Revolving line of credit	255,750	116,000
Long-term non-revolving debt, net	91,720	-
Contingent consideration, less current portion	840	16,780
Deferred income taxes	57,783	2,068
Other noncurrent liabilities	12,314	6,382
Total liabilities	511,397	187,093
Commitments and contingencies	-	-
Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001,
no shares outstanding	-	-
Common stock, 50,000,000 shares authorized, par value $0.001,
31,964,775 and 27,077,145 shares outstanding	32	27
Capital in excess of par value	357,933	95,354
Retained earnings	219,056	183,770
Accumulated other comprehensive loss	(46,253)	(6,478)
Total shareholders’ equity	530,768	272,673
Total liabilities and shareholders’ equity	$1,042,165	$459,766

Helios Technologies Reports Fourth Quarter and Full Year 2018 Results

February 25, 2019

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended
	December 29, 2018	December 30, 2017
Cash flows from operating activities:
Net income	$46,730	$31,558
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	39,714	19,190
Loss on disposal of assets	56	1,539
Stock-based compensation expense	4,271	4,042
Amortization of debt issuance costs	729	334
Benefit for deferred income taxes	(1,455)	(6,791)
Amortization of acquisition-related inventory step-up	4,441	1,774
Change in fair value of contingent consideration	1,482	9,476
Non-cash restructuring and related charges	-	390
Forward contract losses, net	3,496	-
Other, net	(86)	318
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable	(5,976)	(11,063)
Inventories	(11,703)	(13,063)
Income taxes receivable	(4,054)	512
Other current assets	565	254
Other assets	(1,299)	(820)
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	5,894	5,780
Accrued expenses and other liabilities	(1,400)	1,497
Income taxes payable	(5,031)	3,404
Other noncurrent liabilities	1,076	1,051
Net cash provided by operating activities	77,450	49,382
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(534,662)	(500)
Capital expenditures	(28,380)	(22,205)
Proceeds from dispositions of equipment	62	47
Proceeds from sale of short-term investments	-	6,684
Cash settlement of forward contracts	(2,535)	-
Net cash used in investing activities	(565,515)	(15,974)
Cash flows from financing activities:
Borrowings on revolving credit facility	282,500	-
Repayment of borrowings on revolving credit facility	(142,750)	(24,000)
Borrowings on long-term non-revolving debt	101,447	-
Repayment of borrowings on long-term non-revolving debt	(3,825)	-
Borrowings under factoring arrangement	3,184	-
Repayments of borrowings under factoring arrangement	(3,120)	-
Payments on capital lease obligations	(961)	-
Proceeds from stock issued	241,338	1,156
Dividends to shareholders	(11,003)	(10,260)
Debt issuance costs	(1,763)	-
Payment of employee tax withholding	(365)	-
Payment of contingent consideration liability	(17,342)	(16,985)
Net cash provided by (used in) financing activities	447,340	(50,089)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	318	6,345
Net decrease in cash, cash equivalents and restricted cash	(40,407)	(10,336)
Cash, cash equivalents and restricted cash, beginning of period	63,922	74,258
Cash, cash equivalents and restricted cash, end of period	$23,515	$63,922

Helios Technologies Reports Fourth Quarter and Full Year 2018 Results

February 25, 2019

HELIOS TECHNOLOGIES

SEGMENT DATA

(in thousands)

	Three Months Ended		For the Year Ended
	December 29,	December 30	December 29,	December 30
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)
Sales:
Hydraulics	$111,548	$59,084	$381,845	$230,662
Electronics	27,175	25,066	126,200	112,177
Consolidated	$138,723	$84,150	$508,045	$342,839

Gross profit and margin (Unaudited):
Hydraulics	$39,738	$21,220	$141,674	$91,709
	35.6%	35.9%	37.1%	39.8%
Electronics	12,414	7,634	55,450	46,590
	45.7%	30.5%	43.9%	41.5%
Corporate and other	776	-	(4,441)	(1,774)
Consolidated	$52,928	$28,854	$192,683	$136,525
	38.2%	34.3%	37.9%	39.8%

Operating income and margin:
Hydraulics	$22,291	$11,316	$83,858	$54,934
	20.0%	19.2%	22.0%	23.8%
Electronics	5,086	(673)	25,046	17,943
	18.7%	(2.7%)	19.8%	16.0%
Corporate and other	(5,326)	(3,039)	(33,350)	(11,386)
Consolidated	$22,051	$7,604	$75,554	$61,491
	15.9%	9.0%	14.9%	17.9%

Helios Technologies Reports Fourth Quarter and Full Year 2018 Results

February 25, 2019

HELIOS TECHNOLOGIES

ADDITIONAL INFORMATION

(Unaudited)

2018 Sales by Geographic Region and Segment

(in millions)

	Q1	% of Total	Q2	% of Total	Q3	% of Total	Q4	% of Total	2018	% of Total
Americas:
Hydraulics	$26.4		$39.7		$38.4		$44.2		$148.7
Electronics	30.1		27.9		27.4		23.5		108.9
Consol. Americas	56.5	58%	67.6	50%	65.8	48%	67.7	49%	257.6	51%
EMEA:
Hydraulics	19.6		40.5		34.6		34.9		129.6
Electronics	2.7		2.7		2.7		2.0		10.1
Consol. EMEA	22.3	23%	43.2	32%	37.3	28%	36.9	27%	139.7	27%
APAC:
Hydraulics	16.6		23.4		31.1		32.4		103.5
Electronics	1.9		2.0		1.6		1.7		7.2
Consol. APAC	18.5	19%	25.4	18%	32.7	24%	34.1	24%	110.7	22%
Total	$97.3		$136.2		$135.8		$138.7		$508.0

2017 Sales by Geographic Region and Segment

(in millions)

	Q1	% of Total	Q2	% of Total	Q3	% of Total	Q4	% of Total	2017	% of Total
Americas:
Hydraulics	$24.7		$28.2		$25.3		$25.6		$103.8
Electronics	22.6		24.5		26.8		21.1		95.0
Consol. Americas	47.3	58%	52.7	59%	52.1	59%	46.7	56%	198.8	58%
EMEA:
Hydraulics	17.1		16.6		16.1		16.4		66.2
Electronics	3.0		2.6		2.9		2.4		10.9
Consol. EMEA	20.1	25%	19.2	22%	19.0	22%	18.8	22%	77.1	22%
APAC:
Hydraulics	12.3		16.0		15.2		17.1		60.6
Electronics	1.7		1.4		1.7		1.5		6.3
Consol. APAC	14.0	17%	17.4	19%	16.9	19%	18.6	22%	66.9	20%
Total	$81.4		$89.3		$88.0		$84.1		$342.8

Helios Technologies Reports Fourth Quarter and Full Year 2018 Results

February 25, 2019

HELIOS TECHNOLOGIES

Non-GAAP Adjusted Operating Income RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended		For the Year Ended
	December 29,	December 30	December 29,	December 30
	2018	2017	2018	2017
GAAP operating income	$22,051	$7,604	$75,554	$61,491
Acquisition-related amortization of intangible assets	6,028	2,037	23,021	8,423
Acquisition-related amortization of inventory step-up	(776)	-	4,441	1,774
Acquisition and financing-related expenses	90	1,019	5,685	1,019
Restructuring charges	-	1,462	170	1,462
One-time operational items	-	2,907	-	2,907
Non-GAAP adjusted operating income	$27,393	$15,029	$108,871	$77,076
GAAP operating margin	15.9%	9.0%	14.9%	17.9%
Non-GAAP Adjusted operating margin	19.7%	17.9%	21.4%	22.5%

Non-GAAP and Cash Net Income RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended		For the Year Ended
	December 29,	December 30	December 29,	December 30
	2018	2017	2018	2017
Net income	$16,424	$2,768	$46,730	$31,558
Acquisition-related amortization of inventory step-up	(776)	-	4,441	1,774
Acquisition and financing-related expenses	90	1,019	5,685	1,019
Restructuring charges	-	1,462	170	1,462
Foreign currency forward contract loss	-	-	2,535	-
One-time operational items	-	2,907	-	2,907
Change in fair value of contingent consideration	554	621	1,482	9,476
Tax effect of above	22	(1,983)	(3,394)	(5,491)
Impact of tax reform	(1,400)	463	(1,400)	463
Other one-time tax related items	(1,920)	-	(1,920)	-
Non-GAAP adjusted net income	$12,994	$7,257	$54,329	$43,168
Acquisition-related amortization of intangible assets	6,028	2,037	23,021	8,423
Tax effect of above	(1,025)	(672)	(5,456)	(2,780)
Non-GAAP cash net income	$17,997	$8,622	$71,894	$48,811
Non-GAAP adjusted net income per diluted share	$0.41	$0.27	$1.74	$1.60
Non-GAAP cash net income per diluted share	$0.56	$0.32	$2.30	$1.81

Helios Technologies Reports Fourth Quarter and Full Year 2018 Results

February 25, 2019

Adjusted EBITDA RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended		For the Year Ended
	December 29,	December 30	December 29,	December 30
	2018	2017	2018	2017
Net income	$16,424	$2,768	$46,730	$31,558
Interest expense, net	4,620	1,071	13,876	3,781
Income tax provision	607	2,755	9,665	15,986
Depreciation and amortization	10,913	4,633	39,714	19,190
EBITDA	32,564	11,227	109,985	70,515
Acquisition-related amortization of inventory step-up	(776)	-	4,441	1,774
Acquisition and financing-related expenses	90	1,019	5,685	1,019
Restructuring charges	-	1,462	170	1,462
Foreign currency forward contract loss	-	-	2,535	-
One-time operational items	-	2,907	-	2,907
Change in fair value of contingent consideration	554	621	1,482	9,476
Adjusted EBITDA	$32,432	$17,236	$124,298	$87,153
Adjusted EBITDA margin	23.4%	20.5%	24.5%	25.4%

Non-GAAP Financial Measures:

Adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP.  Nevertheless, Helios believes that providing non-GAAP information such as adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share are important for investors and other readers of Helios’ financial statements, as they are used as analytical indicators by Helios’ management to better understand operating performance.  Because adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share are non-GAAP measures and are thus susceptible to varying calculations, adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share, as presented, may not be directly comparable to other similarly titled measures used by other companies.